Exhibit 10.50

OPERATING AGREEMENT

OF

a Wisconsin limited liability company

Dated as of ___________ __, 200__

TABLE OF CONTENTS

ARTICLE I
Organization and Introductory Provisions	1

ARTICLE II
Capital Contributions and Equity Structure	2

ARTICLE III
Management	4

ARTICLE IV
Members	6

ARTICLE V
Allocations of Profit and Loss; Distributions of Available Cash	7

ARTICLE VI
Books and Records; Capital Accounts; Other Financial Matters	10

ARTICLE VII
Transfer of Units	11

ARTICLE VIII
Dissolution and Liquidation	12

ARTICLE IX
Default and Remedies	15

ARTICLE X
Indemnification	17

ARTICLE XI
General Provisions	17

2

OPERATING AGREEMENT

OF

______________________, LLC

THIS AGREEMENT is made and entered into as of _______ __, 200__ by and among ____________________, LLC, a Wisconsin limited liability company (the “Company”), and CareView Communications, Inc., a Nevada corporation (“CareView”), and Rockwell Holdings I, LLC, a Wisconsin limited liability company (“Rockwell”), (CareView and Rockwell being collectively, the “Initial Members”).

RECITALS:

WHEREAS, the Initial Members are the members of the Company, a limited liability company organized under the Chapter 183 of the Wisconsin Statutes (the “Act”); and

WHEREAS, the Company and the Members desire to adopt this Agreement as an operating agreement for the Company;

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Members hereby agree as follows:

ARTICLE I

Organization and Introductory Provisions

Section 1.01 Organization and Name. On _________ __, 200_, the Company was organized as a manager-managed limited liability company under the name ____________, LLC. The actions of the organizer (the “Organizer”) of the Company in organizing the Company and executing and filing its Articles of Organization are hereby ratified, approved and confirmed. The Organizer shall have no duties or authorities beyond such activities, and the Company and the Members jointly and severally agree to indemnify and hold the Organizer harmless from any and all liabilities (including reasonable attorneys fees) that may be incurred by the Organizer as a result of acting in such capacity.

Section 1.02 Principal Office and Registered Agent. The Company’s principal office shall be at 405 State Highway 121 Bypass, Suite B-240, Lewisville, TX 75067 (the “Principal Office”), or at any other place as the Manager (as defined below) shall from time to time designate. Unless and until changed by the Manager in the manner provided by law, the Company’s registered office shall be at 440 Science Dive, Suite 300, Madison, WI 53713 (the “Registered Office”), and the registered agent for service of process shall be NBSC Corporate Services, LLC, a Wisconsin limited liability company (the “Registered Agent”).

Section 1.03 Purpose. The Company may engage in the business (the “Project”) of owning and installing the equipment and personal property required for _______________________ [insert name or Project Hospital here] (the “Hospital”) to operate the System at __________________ [insert address of Project Hospital here] pursuant to a certain Service Agreement between CareView and the Hospital dated _____________ [insert date of Project Contract here] (the “Contract”), which Contract has been or will be assigned by CareView to the Company, and to maintain and service the System pursuant to the Contract or any renewal, extension, amendment or replacement thereof, and to do any lawful business ancillary thereto. A copy of the Contract is attached hereto as Exhibit A. The Company shall not, however, engage in any business other than the Project without the consent of all of the Members.

Section 1.04 Duration. The existence of the Company commenced when its Articles of Organization became effective under the Act and shall continue until dissolved under Section 8.02.

ARTICLE II

Capital Contributions and

Equity Structure

Section 2.01 Authorized Units. The ownership of the Company shall be represented by “Units” having the rights and obligations specified in this Agreement. The Company is hereby authorized to issue up to one thousand (1,000) Units (the “Authorized Units”). The Company shall not issue any Units in excess of the number of Authorized Units without the prior approval of the Members acting pursuant to Section 4.03.

Section 2.02 Capital Contributions of Members. The Initial Members have entered into a certain Master Investment Agreement dated as of November 16, 2009 (the “Master Investment Agreement”) pursuant to which they have set forth their respective obligations to make Capital Contributions to the Company. The Initial Members shall make the Capital Contributions to the Company as are set forth in the Master Investment Agreement with respect to the Project for the Hospital identified in this Agreement. Each of the Initial Members shall receive, in exchange for their Capital Contributions, five hundred (500) Units. The Initial Members agree that the fair market value of their respective Capital Contributions is equal, and that their respective Capital Contributions shall be credited to their respective Capital Accounts.

Section 2.03 Member List. The name and address of each Member, the number of Units held by each Member shall from time to time be set forth on Exhibit B. Exhibit B shall from time to time be amended by the Manager to reflect changes and additions.

Section 2.04 Admission of Future Members; Capital Contributions of Future Members. Any Authorized Units not issued to the Initial Members shall be available for issuance to future Members. The Members, acting pursuant to Section 4.03, may, in their discretion, approve the admission of any person as a Member, approve the sale to them of authorized but unissued Units, and specify the amount of their Capital Contributions.

Section 2.05 No Additional Capital Contributions. No Member shall be required to make any Capital Contribution to the Company other than the Capital Contribution to which the Member has agreed.

Section 2.06 Treatment of Member Loans. If any Member loans or advanced monies to the Company (or to any creditor of the Company pursuant to a guarantee by the Member of the Company’s indebtedness) in excess of the Member’s obligation to make a Capital Contribution, the amount of the loan or advance shall be considered an obligation of the Company to the Member and shall be repaid to the Member with interest upon the terms and conditions agreed to by such Member and the Company. Loans to the Company by a Member shall not be considered a contribution to the capital of the Company.

Section 2.07 No Rights in Third Parties. The provisions of this Agreement are for the benefit of the Company, the Manager, the Members and, with respect to Section 1.01, the Organizer. No other person shall have any legal or equitable right, remedy or claim under or as a result of this Agreement.

Section 2.08 Limitation on Withdrawals and Distributions. No Member shall be entitled to withdraw any part of his, her or its Capital Contribution to, or to receive any distributions from, the Company except as provided in Sections 5.02 and 8.03. Except as provided in Section 8.03, no Member shall be entitled to demand or receive (i) interest on his, her or its Capital Contribution or (ii) any property from the Company other than cash.

Section 2.09 Revaluation Events. Upon (i) a contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for a Interest in the Company; (ii) a distribution of money or property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an Interest in the Company; or (iii) the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code (each of the events referred to in the preceding clauses (i), (ii), and (iii) being referred to as a “Revaluation Event”), the Company’s property shall be revalued on the books maintained by the Company pursuant to Section 704 of the Code. The Capital Accounts of the Members will be adjusted simultaneously to reflect the unrealized income, gain, loss, or deduction inherent in the Company’s property not previously reflected in the Members’ Capital Accounts that would be allocated among the Members if there were a taxable disposition of such property for its fair market value (or, if greater, the amount of any nonrecourse indebtedness to which it is subject) on the date of the Revaluation Event; provided, however, that the adjustment of the Members’ Capital Accounts shall be effected in accordance with the requirements of Regulations section 1.704-1(b)(2)(iv)(f), as amended from time to time.

In the event a revaluation of the Members’ Capital Accounts pursuant to this Section is necessary as a result of the exercise of any warrant, option or other right to acquire or receive Units granted by the Company, then upon such revaluation, the Capital Account of the holder of the warrant, option or other right upon such revaluation with respect to the Units then issued upon the exercise of such warrant, option or other right, shall equal the amount obtained by multiplying the total number of issued and outstanding Units held by the holder of the warrant, option or other right immediately after and resulting directly from the exercise of such warrant, option or other right, by a fraction, the numerator of which shall be the aggregate fair market value of the Company’s property (as revalued in accordance with the immediately foregoing paragraph, and including any exercise price paid or payable with respect to the exercise of such warrant, option or other right), and the denominator of which shall be the total number of issued and outstanding Units of the Company immediately after such exercise.

ARTICLE III

Management

Section 3.01 Management. The business and affairs of the Company shall be managed by its Manager. The initial Manager of the Company shall be CareView. The Manager shall have the authority to supervise, manage and control the business affairs and property of the Company, to make day-to-day operating decisions regarding administrative and ministerial matters, and to perform any and all other acts or activities reasonably customary or incidental to the management of the Company’s business. The Manager, on behalf of the Company, shall sign all agreements, contracts, and other instruments or documents that are necessary or appropriate in the course of the Company’s regular business or that are authorized by general or specific action of the Members. The Manager shall serve in that position until he or she is removed or replaced by a vote of the Members pursuant to Section 4.03.

Section 3.02 Major Actions. Notwithstanding the authority granted to the Manager in Section 3.01, the following actions may be taken only if approved by the Members pursuant to Section 4.03:

(a) Any amendment or change to the Company’s Articles of Organization or any amendment or change to this Agreement, except to the extent otherwise provided in Section 11.05.

(b) The issuance of more than the number of Authorized Units.

(c) The discontinuation of the Project or the dissolution of the Company.

(d) The sale or other disposition of all or substantially all of the Company’s assets.

(e) A merger, consolidation or similar reorganization of the Company.

(f) The conversion of the Company to a corporation.

(g) The admission of new Members pursuant to Section 2.04.

(h) The borrowing of any funds by or on behalf of the Company, other than the Project Loan to the Company contemplated by the Master Services Agreement.

(i) The expenditure in any one transaction or series of related transactions of more than $20,000.

(j) Entering into any amendment, extension, renewal, substitution or replacement of the Contract with the Hospital, including entering into any new agreement with the Hospital.

(k) Establishing the amount of the Company’s cash flow to be maintained as reserves for working capital, property replacement reserves and current or budgeted capital expenditures.

(l) Entering into, or amending the terms and conditions of, any agreement between the Company and CareView.

(m) Entering into, amending the terms and conditions of, or giving a bank any instructions that would change the disposition of funds pursuant to, any escrow arrangement or escrow agreement contemplated by Section 3.04.

Section 3.03 Manager’s Obligations to the Company. The Manager shall not be required to manage the Company as his or her or its sole and exclusive function. Nothing in this Agreement shall prohibit the Manager from owning, operating, engaging in or investing either directly or indirectly in any other investment, business or property of any nature or description, provided that it is not in direct or indirect competition with the Project or the business of the Company. Neither the Company nor any Member shall have any right to share or participate in the other investments, businesses or property of the Manager or in the income or proceeds derived therefrom. The Manager shall not incur liability to the Company or to any of the Members as a result of engaging in any other investments, businesses or property.

The foregoing notwithstanding, the Manager shall not, without the consent of all of the Members, for itself or for another in which the Manager has an interest, enter into any agreement with the Hospital to provide services of the kind provided by the Company pursuant to the Contract, even if such agreement is made or entered into after the Contract expires. The Manager’s violation of any of the prohibitions of this Section 3.03 shall constitute a breach of the Manager’s fiduciary duty to the Company and its Members.

Section 3.04 Bank Accounts and Escrow Receipt of Contract Payments. The Manager may from time to time open bank accounts in the name of the Company at such bank or banks to which all the Members mutually agree, and the signatory or signatories thereon shall be John Bailey. The foregoing notwithstanding, all payment made by the Hospital to the Company pursuant to the Contract shall be made to an escrow account maintained at the Company’s bank and regulated by an escrow agreement with such bank, and the Company shall direct the Hospital to make all payment pursuant to the Contract to such escrow account. The bank administering the escrow account shall make available to the Manager and each of the Members all information about such escrow account and all receipts thereof, deposits thereto, and payments therefrom.

Section 3.05 Tax Matters. The Manager shall be the tax matters partner of the Company as that term is used in Section 6231(a)(7) of the Code.

ARTICLE IV

Members

Section 4.01 No Management by Members. Except as otherwise set forth in this Agreement, the Members shall not participate in the management of the Company. A holder of Units who is not a Member shall not participate in the management of the Company in any manner.

Section 4.02 Meetings. An annual meeting of the Members shall be held annually at the date and at the time set by the Manager. Unless the Manager specifies a different location, the meeting shall be held at the Principal Office of the Company. Written notice of the annual meeting shall be given to the Members at least twenty days prior to the meeting. A special meeting of the Members may be called at any time by any Member or Members holding at least twenty percent (20%) of the issued and outstanding Units or by the Manager, provided that written notice stating the time, date and purpose of the meeting is given to the other Members at least five days, but not more than fifty days, prior to the meeting. Each special meeting shall be held at the Principal Office of the Company or at the location designated in the notice of special meeting, unless otherwise determined by the Members.

Section 4.03 Voting. Any action that may or shall be taken by the Members shall require authorization, approval or ratification either: (i) at a meeting of the Members by an affirmative vote, in person or by proxy, of Members who collectively hold more than sixty-seven (67%) of the outstanding Units held by all the Members; or (ii) in a written consent, in lieu of a meeting of Members, signed by Members who collectively hold the requisite percentage of outstanding Units necessary to authorize, approve or ratify the action if voted on at a meeting of the Members. Copies of any written consent shall be mailed to all Members promptly after it has been signed by the requisite number of Members; provided, however, that the failure to comply with this mailing requirement shall not affect the validity of the action taken in the consent resolution.

No Member shall be precluded from voting with respect to any matter solely because the Member has a personal interest in the outcome of the vote.

Section 4.04 Compensation of Members. No Member shall be entitled to any compensation for services performed on behalf of the Company, except as provided for in the Project Services Subcontract Agreement (as referred to in the Master Investment Agreement”) for this Project. These payments shall be treated as guaranteed payments under Section 707(c) of the Code.

Section 4.05 Other Activities of Members. Nothing in this Agreement shall prohibit any Member from owning, operating, engaging in or investing either directly or indirectly in any other investment, business or property of any nature or description, provided that it is not in direct or indirect competition with the business of the Company. For purposes of clarification, the ownership, installation, maintenance, servicing and/or operation of the System by CareView, directly or indirectly, at any hospital, facility or location other than the Hospital does not constitute competition by CareView with the business of the Company. Neither the Company nor any Member shall have any right to share or participate in the other investments, businesses or property of any other Member or to the income or proceeds derived therefrom.

Section 4.06 Member Covenants. Each Member covenants and agrees with each of the other Members that he, she or it shall at all times:

(a) Maintain a current address on file with the Company at the Company’s Principal Office.

(b) Not subject the Member’s Units or right in the future to receive income or profits from the Company or the assets of the Company to the claims of the Member’s creditors.

(c) Defend at the Member’s sole cost and expense any claim made against the Member’s Units or right in the future to receive income or profits from the Company or the assets of the Company resulting from the personal indebtedness of the Member or the claims of the Member’s creditors.

(d) Give to the Company full and complete information as to correspondence, agreements, legal process or papers, or other matters that shall come into the Member’s knowledge or possession concerning the business of the Company.

(e) Promptly notify the Company as to any claims asserted or threatened against the Member’s Units (including the Member’s right in the future to receive income or profits from the Company) or the assets of the Company.

Section 4.07 Proxies. At all meetings of Members, a Member may vote in person or by proxy appointed in writing by the Member or by his, her or its duly authorized attorney-in-fact. A proxy appointment shall become effective when received by the Manager. Unless otherwise provided in the appointment form, a proxy appointment may be revoked at any time before it is voted, either by notice given to the Manager or by oral notice given during the meeting by the Member or other person entitled to vote. The presence of a Member or other person entitled to vote who has filed his, her or its proxy appointment shall not of itself constitute a revocation. A proxy appointment shall be valid for eleven months from the date of its execution, unless otherwise provided in the appointment form.

ARTICLE V

Allocations of Profit and Loss;

Distributions of Available Cash

Section 5.01 Allocation of Profit and Loss.

(a) Allocation of Net Profits and Net Losses. After giving effect to the special allocations set forth in subsection (c), Net Profits and Net Losses for any fiscal year shall be allocated as follows:

(i) Net Profits. Net Profits shall be allocated to the Members -

(A) first, to Rockwell until the aggregate amount of Net Profits allocated to Rockwell pursuant to this clause (A) equals the aggregate amount of Net Losses allocated to Rockwell pursuant to clause (A) of Section 5.01(a)(ii);

(B) second, to the Members, in proportion to and to the extent of the respective aggregate amounts of Net Losses allocated to them pursuant to Section 5.01(a)(ii)(B), until the aggregate amount of Net Profits allocated to a Member pursuant to this clause (B) equals the aggregate amount of Net Losses allocated to such Member pursuant to clause (B) of Section 5.01(a)(ii);

(C) third, to Rockwell until the aggregate amount of Net Profits allocated to Rockwell pursuant to this clause (C) equals the aggregate amount of Preferential Returns distributed to Rockwell;

(D) fourth, in proportion to and to the extent of the negative balances in the Members’ Capital Accounts; and

(E) fifth, the remainder in accordance with the Members’ respective Units at the time the allocation is made.

(ii) Net Losses. Net Losses shall be allocated to the Members:

(A) first, to Rockwell, to the extent of the positive balance in its Capital Account,

(B) second, in proportion to and to the extent of the positive balances in the Members’ respective Capital Accounts; and

(C) third, the remainder in accordance with the Members’ respective Units at the time the allocation is made.

Notwithstanding the foregoing, any depreciation recapture income recognized by the Company shall be allocated to the Members in the same proportion as the depreciation deductions attributable to that depreciation recapture were allocated to the Members.

(b) Credit to Capital Accounts. All Capital Contributions to, and share of Net Profits and Net Losses of, and all distributions from, the Company shall be credited or charged, as the case may be, both for book and tax purposes, against each Member’s Capital Account.

(c) Special Tax Allocation Provisions. The tax allocation provisions contained in Exhibit C shall apply to the extent stated therein.

Section 5.02 Distributions of Cash.

(a) Payment of Primary Package Revenue. Within five days of its receipt, the Company’s Primary Package Revenue shall be applied, without deduction for other costs, expenses, debts or obligations of the Company, (i) first, to the extent of one-half of the Primary Package Revenue, toward payment of the Rockwell Note until such note has been paid in full; and (ii) second, to the extent of one-half of the Primary Package Revenue, as a distribution to Rockwell toward payment of Rockwell’s Preferential Return until that return has been paid in full. Any amount that should have been paid in accordance with this subsection but that is not paid shall be accrued and continue to be immediately due and payable prior to the payment by the Company of (i) any of its other costs, expenses, debts or obligations and (ii) any other distribution to its Members.

(b) Company Expenses and Debt Service. After the satisfaction of the provisions of subsection (a), the Company’s cash flow shall next be applied: (i) first, to the payment and/or reimbursement to the Hospital of the amounts the Hospital is entitled to receive pursuant to the Contract; (ii) second, to the payment to Rockwell of the Legal Fee Reimbursement (as provided for and defined in the Master Investment Agreement), (iii) third, to the payment of expenses of the Company and debt service on loans; and (iv)fourth, to the maintenance of reserves that are adequate (as determined by the Members) for working capital, property replacement reserves and current or budgeted capital expenditures; and (v) then, to the making of guaranteed payments to Members, including but not limited to the payment of any current or accrued obligations to CareView for its services as provided for in the Project Services Subcontract Agreement (as referred to in the Master Investment Agreement) for this Project.

(c) Distribution of Remaining Funds. Any cash remaining after satisfaction of the provisions of subsections (a) through (b) shall be distributed to the Members in proportion to the Members’ respective Units.

(d) Distributions on Liquidation. Distribution of proceeds in dissolution and liquidation of the Company shall be made as set forth in Article VIII.

(e) No Distributions Contrary to Act. Notwithstanding any other provision of this Agreement, no distribution shall be made if it is not permitted to be made under the Act.

(f) Payment of Rockwell Note and Legal Fee Reimbursements Are Not Member Distributions. Neither the payment to Rockwell of any amounts due under the Rockwell Note nor the payment to Rockwell of any amount of the Legal Fee Reimbursement shall be treated as a distribution paid to a Member or as a guaranteed payment under Section 707(c) of the Code.

Section 5.03 Restoration of Funds. Except as otherwise provided by the Act or this Agreement, no Member shall be required to restore to the Company any funds distributed to him, her or it pursuant to this Article. If any Member shall receive a distribution from the Company contrary to the provisions of the Act or this Agreement, the Member shall promptly return it to the Company.

ARTICLE VI

Books and Records; Capital Accounts; Other Financial Matters

Section 6.01 Books and Records. The Manager shall cause to be performed all general and administrative services necessary to assure that complete and accurate books and records are maintained and that all required tax returns and statements are filed. Copies of those books and records shall be maintained at the Company’s Principal Office, shall be open to inspection, examination and photocopying by each Member and his, her or its representatives at all reasonable times, and shall include:

(a) A list of each past and present Member and Manager. The list shall include the full name and last-known mailing address of each Member and Manager, the date on which the person became a Member or Manager, the number of Units of each Member, and the date (if applicable) on which the person ceased to be a Member or Manager.

(b) A copy of the Articles of Organization for the Company and all amendments thereto, together with executed copies of any powers of attorney under which any of those documents were executed.

(c) Copies of the Company’s federal, state and local income or franchise tax returns and financial statements, if any, for the four most recent years or, if returns and statements are not prepared for any reason, copies of the information and statements provided to, or that should have been provided to, the Members to enable them to prepare their federal, state and local income tax returns for the four most recent years.

(d) A copy of this Agreement, all amendments to this Agreement and any operating agreement no longer in effect.

Section 6.02 Capital Accounts. The Company’s books and records shall include a capital account for each Member (a “Capital Account”), which shall consist of the value of the initial Capital Contribution by each Member adjusted for further Capital Contributions and the allocations and distributions provided for in Sections 5.01, 5.02 and 8.03 and shall be debited with any basis adjustments required with respect to Section 38 property as provided in Regulation section 1.704-l(b)(2)(iv)(j). The foregoing definition of Capital Account and certain other provisions of this Agreement are intended to comply with Regulation section 1.704-l(b) and in particular Regulation section 1.704-l(b)(2)(iv)(g), and shall be interpreted and applied in a manner consistent with those Regulations. If the Manager determines that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are computed in order to comply with those Regulations, the Manager shall make that modification, provided that it is not likely to have a material effect on the amounts distributable to any Member.

Section 6.03 Accounting for Transfers of Interests. The Capital Account of any Member shall carry over to the Transferee of any Member in proportion to the Units Transferred. Allocations in respect of Units that are Transferred, increased or decreased during a fiscal year shall be based on an interim closing of the Company’s books as of the date of the Transfer, increase or decrease or as the Transferor and Transferee shall otherwise agree.

Section 6.04 Financial Statements and Tax Reports. The Manager shall cause to be prepared, in accordance with sound accounting practice, and delivered to all Members on or before the seventy-fifth day after the end of each fiscal year, a Schedule K-l of the Company and any other information respecting the Company required to enable each Member to properly complete his, her or its federal income tax return, any income tax return of any state and any other reporting or filing requirement imposed by any governmental agency or authority for that fiscal year.

Section 6.05 Federal Income Tax Elections; Method of Accounting. Except as provided in Section 8 of Exhibit C, the Manager, in consultation with the Company’s accountants, shall determine the method of accounting (whether cash or accrual), depreciation, amortization and capital recovery to be utilized by the Company for tax purposes and all elections to be made by the Company for tax purposes.

Section 6.06 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

ARTICLE VII

Transfer of Units

Section 7.01 Restrictions on Transfers. Except as otherwise provided in the Master Investment Agreement, a Member (a “Transferor”) may not sell, gift, assign, bequeath, pledge, or otherwise encumber, divest, dispose of, or transfer ownership or control of all, any part, or any interest in, whether voluntarily, involuntarily or by operation of law, either inter vivos or upon death (a “Transfer”), his, her or its Units to any Person (a “Transferee”), unless consented to by all of the Members, which consent shall not be unreasonably denied or withheld by any Member. Without limiting the circumstances under which it would not be unreasonable for a Member to withhold or deny consent to a Transfer, it shall not be unreasonable for a Member to deny or withhold consent to a Transfer of another Member’s Units if the Transferor has obligations to the Company pursuant to any of the agreements (other than this Agreement) contemplated in the Master Investment Agreement and either (i) such obligations will not either be assumed by the Transferee or continue to be performed by the Transferor; or (ii) the Transferee will assume some or all of such obligations but the Member reasonably believes that the Transferee is not or will not be able to perform such obligations for financial, technical or other reasons. Any Transfer, attempted Transfer, or purported Transfer in violation of the terms and conditions of this Agreement shall be null and void.

Section 7.02 Voluntary Withdrawal. A Member may not voluntarily withdraw from the Company.

Section 7.03 Effect of Transfers. Except to the extent otherwise provided in this Article, with respect to a Transfer that is permitted or that occurs, the provisions of Section 7.01 notwithstanding, unless a Transferee is already a Member or is expressly accepted as a Member by a vote of the remaining Members, the Transferee shall not be a Member and shall have only the economic rights of an interest holder who or that is not a Member, as set forth in this Agreement and the Act.

Section 7.04 Requirements Applicable to All Transfers. No Transfer may be made:

(a) Unless the Transferee executes and delivers to the Manager: (i) an instrument pursuant to which he, she or it agrees to be bound by the terms of this Agreement (unless the Transfer is to be made to the Company or to an existing Member); and (ii) any additional instruments and documents reasonably required by the Manager (including, without limitation, opinions of counsel satisfactory to the Manager).

(b) If the Transfer would: (i) result in the violation, by the Company or the Transferor, of the Securities Act of 1933, as amended, or any other applicable federal or state law or order of any court having jurisdiction over the Company; (ii) be a violation of or an event of default under, or give rise to a right to accelerate any indebtedness described in, any note, mortgage, loan agreement or similar instrument or document to which the Company is a party unless such violation or event of default is waived by all applicable parties; (iii) be a Transfer to an individual who is not legally competent or who has not achieved his or her majority under the law of the State of Wisconsin (excluding trusts for the benefit of minors); or (iv) cause a substantial risk, in the opinion of the Company’s counsel, that the classification of the Company as a partnership for purposes of the Code could be adversely affected (other than a Transfer to one Member of all of the Units of the other Members).

(c) Unless the Transferor or Transferee pays to the Company any and all costs incurred and to be incurred by the Company as a result of the Transfer.

ARTICLE VIII

Dissolution and Liquidation

Section 8.01. Dissociation.

(a) Events of Dissociation. A Member shall cease to be a Member (a “dissociation”) only upon the occurrence of any one or more of the following events:

(i) the Member makes a general assignment of the Member’s assets, including the Member’s Units, for the benefit of creditors;

(ii) the Member files a voluntary petition in bankruptcy;

(iii) the Member becomes the subject of an order for relief under the federal bankruptcy laws;

(iv) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsection (iv);

(vi) the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties, including the Member’s Units;

(vii) the expiration of 120 days after the commencement of any involuntary proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed;

(viii) the expiration of 120 days after the appointment without the Member’s consent or acquiescence of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties, including the Member’s Units, if the appointment is not vacated or stayed, or at the expiration of 120 days after the expiration of any stay, if the appointment is not vacated;

(ix) if the Member is an individual, the Member’s death or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member’s person or estate;

(x) if the Member is a trust or is acting as a Member by virtue of being a trustee of a trust, the termination of the trust, but not merely the substitution of a new trustee or the distribution to one or more beneficiaries of the trust of all of the trust’s interest in the Company;

(xi) if the Member is a partnership, or separate limited liability company, the dissolution and commencement of winding up of the Member;

(xii) if the Member is a corporation, the filing of articles of dissolution for the corporation or the revocation of its charter and the lapse of the time provided by the laws of the state of its incorporation in which its charter may be reinstated; or

(xiii) the Transfer, pursuant to Article VII, by the Member of all of the Member’s Units.

Any Member (or the Member’s representative) who becomes the subject of any event of dissociation shall promptly give notice to the Manager of the occurrence of the event of dissociation.

(b) Effect of Dissociation. The dissociation of a Member shall not result in the Transfer of the Member’s Units except as provided in Article VII, and will not entitle a Member to a distribution in redemption of those Units. Further, no Member shall be entitled to any distribution required pursuant to Section 183.0604 of the Act, except to the extent specifically provided for in this Agreement.

Section 8.02 Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

(a) the sale, transfer or other disposition of all or substantially all the assets of the Company;

(b) an action to dissolve the Company pursuant to Section 3.02(c);

(c) at the option of Rockwell, upon any default by the Company in the performance of its obligations owed Rockwell pursuant to this Agreement or pursuant to any other agreement between the Company and Rockwell, provided that, with respect to any default pursuant to this Agreement, the Company has failed to cure such default within 35 days after its receipt of notice of such default from Rockwell, and with respect to any default under a written agreement between Rockwell and the Company, if there is a cure period provided therein, the Company has failed to cure the default within the period provided therein, and if there is no cure period provided therein, the Company has failed to cure such default within 35 days after its receipt of notice of such default from Rockwell; or

(d) at the option of Rockwell, upon any default by CareView in the performance of its obligations owed the Company or Rockwell pursuant to this Agreement or pursuant to any agreement between CareView and the Company and/or Rockwell, provided that, if there is a cure period provided for in any such agreement, CareView has failed to cure the default within the period provided therein, and if there is no cure period provided in any such agreement, CareView has failed to cure such default within 35 days after its receipt of notice of such default.

No event of dissociation of a Member (as set forth in Section 8.01 or under the Act) shall cause a dissolution of the Company.

Section 8.03 Winding Up Affairs and Distribution of Assets.

(a) Upon dissolution of the Company, the Manager shall be the liquidating agent and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company (including, without limitation, paying the Rockwell Note). The liquidating agent shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible. Distributions upon the final liquidation of the Company (as defined in Regulation Section 1.704-1(b)(2)(ii)(g)) shall be made first to the outstanding balance of Rockwell’s Preferential Return, if any, and then shall be made to the Members in proportion to their positive Capital Account balances following the allocation of all Net Profits, Net Losses and other tax items under Article V through the date of liquidation. For purposes of the foregoing sentence, allocations of Net Profits and Net Losses in accordance with Article V shall be made after first accounting for the effect on Rockwell’s Capital Account of the distribution to Rockwell of the remaining balance, if any, of its Preferential Return.

(b) In connection with the liquidation of the Company, Rockwell and/or its respective assigns shall have the first opportunity to make a bid or tender for all or any portion of the assets of the Company, and those assets shall not be sold to an outsider unless and until Rockwell and/or its assigns has had an opportunity to match any price higher than the highest and best bid of Rockwell and/o its assigns, and Rockwell and/or its assigns has failed to match such bid. Any bid made by Rockwell and/or his, her or its assigns for all or any portion of the assets shall be made, if at all, within thirty days after the liquidating agent shall have requested a bid. Upon a sale in liquidation of all or any portion of the assets of the Company to Rockwell or its assigns, Rockwell shall be entitled to a credit, to be applied against its bid, of any amount of distributions to which it would be entitled upon liquidation, and to take such credit in lieu of a distribution to the extent of the amount credited.

ARTICLE IX

Default and Remedies

Section 9.01 Default.

(a) If any Member breaches or violates this Agreement or fails to perform any of his, her or its respective obligations hereunder, both the Manager and any one or more of the other Members shall have the right to give such Member a notice of default. The notice of default shall set forth the nature of the default.

(b) If the default is not a failure to pay money, and if within the thirty day period following receipt of the notice of default, the defaulting Member in good faith commences to perform the obligation and cure the default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures the default within a reasonable time, it shall be deemed that the notice of default was not given and the defaulting Member shall lose no rights hereunder. If within that thirty day period the defaulting Member does not commence in good faith the curing of the default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, the nondefaulting Members shall have the rights set forth in Section 9.02.

(c) If the default is or results from a failure to pay money, and if the sums of money shall be paid within fifteen days after receipt of the notice of default with respect thereto, it shall be deemed that the notice of default was not given and the defaulting Member shall lose no rights hereunder. If the sums are not paid within that fifteen day period, the nondefaulting Members shall have the rights set forth in Section 9.02.

(d) Any defaulting Member hereby indemnifies each of the other Members and the Company and holds each of them harmless from and against all loss, damage or liability occasioned by such default including, without limitation, any liability to creditors of the Company. A failure by a defaulting Member to perform upon this indemnity with respect to the Company and/or any one or more of the other Members within thirty days of receipt of a demand therefor made by any one or more of the other Members upon the defaulting Member, shall be deemed to be a failure to pay money and, without further notice, demand or time to cure, each of the other Members shall have the rights set forth in Section 9.02.

Section 9.02. Remedies.

(a) If a default shall occur and continue beyond the expiration of any applicable cure period set forth in Section 9.01, then until the curing of the default to the satisfaction (which shall not be unreasonably withheld) of the nondefaulting Members (as shown by a vote of the Members other than any defaulting Members), the defaulting Member shall not be entitled to any representation at meetings of the Members, to participate in any decision or vote in respect of the Company’s business, or to consent to or approve any matter that, but for the default, would require the defaulting Member’s consent or approval, and the other Members may make all such decisions without the representation, participation, consent or approval of the defaulting Member. Moreover, during the period in which a Member is a defaulting Member, the determination of whether there is the requisite percentage for any consent or vote of the Members shall be made by excluding the Units of the defaulting Member for all purposes.

(b) The Company may withhold from any defaulting Member any distributions payable on account his, her or its Units and may apply those distributions against any indebtedness to the Company of the defaulting Member or the costs incurred by the Company in curing the default.

(c) The Company may sue for and collect from any defaulting Member any amounts due to, or damages sustained by, the Company or any of its Members as a result of any default by the defaulting Member.

Section 9.03 Specific Performance. The parties acknowledge that it may be impossible to measure in money the damages that will accrue to any party by reason of a failure to perform any of the obligations set forth in this Agreement, and therefore agree that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedies to which they may be entitled at law or in equity.

Section 9.04 Remedies Cumulative. No remedy provided in this Article or elsewhere in this Agreement is intended to be or shall be construed to be exclusive of any other remedy or remedies, but each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder and now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver or affect any rights, powers or remedies hereunder.

ARTICLE X

Indemnification

Section 10.01 Indemnification.

(a) General. Any person made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, she or it is or was (i) a Manager, (ii) an employee of the Company, (iii) a Member, or (iv) an officer, director, member, partner, attorney or agent of a Member, (collectively, the “Indemnified Persons”), shall be indemnified by the Company for any losses or damages sustained with respect to the action or proceeding, and the Company may advance the Indemnified Person’s related expenses to the full extent permitted by the Act as if the Indemnified Person were a Member. The duty of the Company to indemnify the Indemnified Persons hereunder shall not extend to actions or omissions of any Indemnified Person that are grossly negligent, involve fraud, misrepresentation, bad faith or other willful misconduct, or are in breach or violation of this Agreement or in derogation of duties owed to the Company and the Members under the Act. No Indemnified Person shall be liable to the Company for actions taken in good faith.

(b) Procedure. The determination of whether an Indemnified Person is entitled to indemnification with respect to any action or proceeding shall be made by the Manager; provided, however, that if the Manager is an interested party to the same or a related proceeding with respect to which indemnification is being sought, the Manager shall not be entitled to make such determination, in which event the determination shall be made by the remaining Members. Any person who does not agree with a determination that he, she or it is not entitled to indemnification may request arbitration in accordance with Section 11.16.

ARTICLE XI

General Provisions

Section 11.01 Certain Definitions.

As used in this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute. Any reference to a particular provision of the Code means, where appropriate, the corresponding provision of any successor statute.

“Contract” shall have the meaning set forth in Section 1.03.

“Hospital” shall have the meaning set forth in Section 1.03.

“Master Investment Agreement” shall have the meaning set forth in Section 2.02.

“Net Profits” and “Net Losses” means the taxable income and loss of the Company as determined in accordance with the accounting methods followed by the Company for federal income tax purposes, but (a) including any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses, and (b) if property contributed to the Company is valued by the Members at other than its adjusted tax basis, or if Company property is revalued pursuant to Regulation section 1.704-1(b)(2)(iv)(f) or (g), Net Profits and Net Losses shall be adjusted for items of depreciation, depletion, amortization and gain or loss, as computed for book purposes, in accordance with Regulation section 1.704-1(b)(2)(iv)(g).

“Preferential Return” means the amount of Rockwell’s aggregate capital contribution to the Company plus 10% per annum, compounded monthly, accruing on the combined amount of such contributions and compound interest that has not been returned to Investor through distributions from the Company.

“Primary Package Revenue” means the fees paid or credited as paid under the Contract to the Company for the Primary Package of services, as set forth in the Contract. For purposes of this definition, any payments made or credited as paid under the Contract shall be deemed to have first been paid toward any delinquent fees for Primary Package services and then toward any current fees for Primary Package services.

“Project” shall have the meaning set forth in Section 1.03.

“Regulation” means a Treasury Regulation promulgated under the Code from time to time. Any reference in this Agreement to a particular provision of a Regulation means, where appropriate, the corresponding provision of any successor Regulation.

“Rockwell Note” means the Company’s Promissory Note to Rockwell executed and delivered pursuant to the Master Investment Agreement.

“System” means the system of products and services developed by CareView that it markets and sells under the CareView System® trademark.

Section 11.02 Notices.

(a) All notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the person to whom they are given or delivered by an established delivery service by which receipts are given, or mailed by registered or certified mail, postage prepaid, or sent by telex, telegram or electronic telecopier, and in the case of a notice to a Member, addressed to the Member at the address maintained by the Company at its Principal Office, and in the case of a notice to the Company, addressed to the Manager at the address of the Company’s Principal Office.

(b) All notices shall be deemed given on the earlier of the date of receipt or, if mailed as provided in subsection (a), on the third day after the day of mailing, or if sent by telex, telegram, telecopier or overnight delivery service, twenty-four hours after the time of dispatch. The Company and any Member may change his, her or its address for the receipt of notices at any time by giving notice thereof to the Manager. A notice given with respect to any Unit that, on the books and records of the Company, is held jointly (either in joint tenancy, as marital property, as survivorship marital property or in a tenancy-in-common) shall be deemed delivered if given in accordance with this Section to any of the joint holders of record.

Section 11.03 Certificate Requirement; Appointment of Manager As Attorney-in-Fact. From time to time the Members shall sign and acknowledge all writings required to amend the Articles of Organization or for the carrying out of the terms of this Agreement or, upon dissolution of the Company, to cancel the Articles of Organization and file Articles of Dissolution. Each Member hereby appoints, and each person who may subsequently become a Member shall be deemed to have appointed, the Manager as his, her or its true and lawful attorney-in-fact in the Member’s name and on his, her or its behalf to sign, certify under oath and acknowledge each and every such amendment or certificate of cancellation or other instrument that may be required to carry out the terms of this Agreement. Notwithstanding the foregoing, the Manager shall have no authority to sign an instrument that shall cause any Member to become personally liable for any debt, obligation or liability of the Company, or any successor entity, without first obtaining the Member’s written consent. The foregoing power of attorney shall be irrevocable and a power coupled with an interest and shall survive the Transfer by a Member of his, her or its Units or the death, disability, incapacity or dissolution of a Member.

Section 11.04 Entire Agreement. This Agreement supersedes any prior agreements and understandings among the Members with respect to the subject matter hereof.

Section 11.05 Modification. Except as provided in Section 6.02 and except for ministerial amendments to exhibits made by the Manager as directed by this Agreement, no change or modification of this Agreement shall be of any force unless the change or modification is in writing and has been approved by the Members, except that (a) no change or modification shall result in any Member becoming obligated to make any Capital Contribution in excess of the amount set forth opposite his, her or its name on Exhibit B, without his, her or its written consent, (b) no change shall materially alter the effect of any of the provisions of Article V without the consent of eighty percent (80%) of all Units affected by the change, and (c) no change or modification shall result in any Member becoming personally liable for any debt, obligation or liability of the Company, or any successor entity, without his, her or its written consent. Any change or modification to this Section shall require the unanimous consent of the Members.

Section 11.06 Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless in writing and signed by the Members against whom the waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

Section 11.07 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.08 Further Assurances. Each Member shall execute those deeds, assignments, endorsements, evidences of Transfer, and other instruments and documents, and shall give all further assurances necessary to perform his, her or its obligations under this Agreement.

Section 11.09 Investment Representations; Securities Laws.

(a) Each Member represents and warrants that his, her or its Units have been acquired under this Agreement for his, her or its own account, for investment, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling those Units, except as otherwise disclosed to the Company in writing on or prior to the date hereof, and that he, she or it will not Transfer, or attempt to Transfer, his, her or its Units in violation of the Securities Act of 1933, as amended, or any other applicable federal or state law.

(b) Each Member acknowledges that he, she or it or his, her or its business representative or attorney is familiar with this Agreement and with the business and affairs of the Company and that he, she or it or his, her or its business representative or attorney has obtained all information respecting the Company, and its properties and business as he, she or it has required in order to make an informed investment decision. Each Member acknowledges that he, she or it understands that the acquisition of his, her or its Units is a speculative investment involving a high degree of risk and does hereby represent that he, she or it has a net worth sufficient to bear the economic risk of his, her or its investment in the Company.

(c) All offerings and Transfers of Units shall be made in compliance with applicable federal and state securities laws. Each Member hereby indemnifies the other Members and the Company for any loss, cost, liability or damage arising from his, her or its breach of the representations, warranties and acknowledgments set forth in this Section.

Section 11.10 Agreement Drafted by Mutual Effort. Each Member hereby acknowledges that this Agreement has been prepared as the product of the mutual efforts of the Company’s Members and their respective representatives and legal counsel, and that Neider & Boucher, S.C., as legal counsel for Rockwell, does not and has not represented CareView or the Company in any way in connection with this Agreement, and that CareView and the Company each acknowledge that:

(a) a conflict of interest may exist between their respective interests and those of Rockwell;

(b) this Agreement can have material income tax consequences to a Member, and that Neider & Boucher, S.C. has not rendered tax advice to the Company or to any Member other than Rockwell; and

(c) they are aware that they should seek the advice of independent counsel, and they have had the opportunity to seek the advice of independent counsel.

Section 11.11 Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Wisconsin, without giving effect to its conflict of laws provisions.

Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument; and any counterpart may be delivered to the Company by facsimile transmission.

Section 11.13 Number and Gender. As used in this Agreement, all pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Section 11.14 Captions. Headings and other captions contained in this Agreement are for reference purposes only and do not interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section 11.15 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, legal representatives and permitted assigns.

Section 11.16 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any provision thereof shall be settled at Madison, Wisconsin by arbitration by: (i) a third party agreed upon by the Manager and any Members directly affected; (ii) as otherwise agreed upon by those parties; or (iii) if not otherwise agreed upon, then in accordance with the rules of the American Arbitration Association in effect at that time. Judgment upon the award so rendered may be entered in any court having competent jurisdiction over the non-prevailing party. The costs of the arbitration shall be borne by the non-prevailing party, provided that each party shall pay for and bear the cost of his, her or its own experts, evidence and legal counsel unless otherwise agreed in writing.

IN WITNESS WHEREOF, the Company and the Initial Members have duly executed this Agreement as of the date first above written.

THE COMPANY:

___________________________. LLC

By:	CareView Communications, Inc., a Nevada corporation, its Manager

By:
Its:

INITIAL MEMBERS:

Rockwell Holdings I, LLC, a Wisconsin limited liability company

By
Matthew Bluhm, Manager

CareView Communications, Inc., a Nevada corporation

By:
Its:

EXHIBIT A

CONTRACT

See Attached.

A-1

EXHIBIT B

NAMES, ADDRESSES

Name and Address	Units
CareView Communications, Inc.	500
c/o Samuel Greco, CEO
405 State Highway 121 Bypass
Suite B-240
Lewisville, TX 75067

Rockwell Holdings I, LLC	500
c/o Matthew Bluhm
1418 North Lake Shore Drive
Suite 29
Chicago, IL 60610

B-1

EXHIBIT C

TAX ALLOCATION PROVISIONS

(1) Qualified Income Offset. If during any fiscal year of the Company a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Member’s Adjusted Capital Account, there shall be allocated to the Member items of income and gain (consisting of a pro-rata portion of each item of Company income, including gross income, and gain for that year) in an amount and manner sufficient to eliminate the deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation section 1.704-l(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.

A Member’s “Adjusted Capital Account,” at any time, shall equal the Member’s Capital Account at that time (i) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation section 1.704-2(g)(1) and (3)); (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation section 1.704-2(i)(5)); and (C) the amount (if any) of the deficit balance in the Member’s Capital Account that the Member is obligated to restore on liquidation of the Company; and (ii) decreased by reasonably expected adjustments, allocations and distributions described in Regulation sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

(2) Minimum Gain Chargeback. Notwithstanding anything to the contrary in Section 5.01 of the Agreement, if there is a net decrease in partnership minimum gain (within the meaning of Regulation section 1.704-2(d)) for a fiscal year, then there shall be allocated to each Member items of income and gain for that year equal to that Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation section 1.704-2(g)(2)) of the Company, subject to the exceptions set forth in Regulation section 1.704-2(f)(2), (3) and (5), provided that, if the Company has any discretion as to an exception set forth pursuant to Regulation section 1.704-2(f)(5), the Manager may exercise his or her discretion on behalf of the Company. The Manager shall, if the application of the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, ask the Internal Revenue Service to waive the minimum gain chargeback requirement pursuant to Regulation section 1.704-2(f)(4). The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation section 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Regulation.

(3) Partner Nonrecourse Debt Minimum Gain Chargeback. If during a fiscal year there is a net decrease in any Member’s share of partner nonrecourse debt minimum gain (as determined in accordance with Regulation section 1.704-2(i)(3)), then, in addition to the amounts, if any, allocated pursuant to Section 2 of this Exhibit, any Member with a share of that partner nonrecourse debt minimum gain (determined in accordance with Regulation section 1.704-2(i)(5)) as of the beginning of the fiscal year shall, subject to the exceptions set forth in Regulation section 1.704-2(i)(4), be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the partner nonrecourse minimum gain. The Manager shall, if the application of the partner nonrecourse debt minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, ask the Internal Revenue Service to waive the minimum gain chargeback requirement pursuant to Regulation sections 1.704-2(f)(4) and 1.704-2(i)(4). The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

(4) Expenses Attributable to Partner Nonrecourse Debt. Notwithstanding anything to the contrary in Section 5.01 of the Agreement, Company losses, deductions, or Code section 705(a)(2)(B) expenditures that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation section 1.704-2(i).

(5) Limitation on Allocation of Net Losses. Notwithstanding any provision of Section 5.01 of the Agreement, no allocation of Net Losses shall be made to a Member if it would cause the Member to have a negative balance in his, her or its Adjusted Capital Account. Allocations of Net Losses that would be made to a Member but for this Section 5 shall instead be made to other Members pursuant to Section 5.01(a) of the Agreement to the extent not inconsistent with this Section 5. To the extent allocations of Net Losses cannot be made to any Member because of this Section 5, allocation shall be made to the Members in accordance with Section 5.01(a)(ii)(B) of the Agreement, notwithstanding this Section 5.

(6) Curative Allocation. To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to Sections 1 or 5 of this Exhibit and that allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 5.01(a) of the Agreement, subsequent allocations under Section 5.01(a) of the Agreement shall be made, to the extent possible and without duplication, in a manner consistent with Sections 1, 2, 3, 4 and 5 of this Exhibit, that negate as rapidly as possible the effect of all such inconsistent allocations under Sections 1 and 5 of this Exhibit. In the year of the Company’s liquidation, items of income, gain, deduction and loss shall be allocated, to the extent possible, in a manner consistent with Sections 1, 2, 3, 4 and 5 of this Exhibit so that each Member’s Capital Account balance shall equal the amount that would be distributed to the Member if liquidating distributions were effected in accordance with the Members’ respective Interests at that time.

(7) Gain or Loss on In-Kind Distribution of Property. Solely for the purpose of adjusting the Capital Accounts of the Members, and not for tax purposes (except to the extent required by Code sections 731(c) or 737), if any property is distributed in kind to any Member, the difference between its fair market value and its book value at the time of distribution shall be treated as gain or loss recognized by the Company and allocated pursuant to the provisions of Section 5.01(a) of the Agreement.

(8) Section 754 Election. In the event of a Transfer of Units of a Member permitted hereunder or the distribution of property to a Member or the transfer of any interest in a Member, the Manager, if requested to do so by any Member or by his, her or its transferee, shall cause the Company to make a timely election under Section 754 of the Code (and a corresponding election under applicable state and local law), provided that neither the Company nor the Manager shall be held liable for the failure to make such election if the Manager is not given notice of the request and of the event giving rise to an adjustment for which such election is needed within thirty days after the close of the fiscal year during which the event occurs. Any adjustments resulting from such an election shall be reflected, if at all, in the Capital Accounts in accordance with Regulation section 1.704-1(b)(2)(iv)(m). Any Member or transferee first requesting an election hereunder shall reimburse to the Company the reasonable out-of-pocket expenses incurred by the Company in respect of that election including, without limitation, any legal or accounting fees; and thereafter each transferee shall reimburse those expenses with respect to adjustments under Section 743 of the Code in the proportion that the Capital Accounts of each transferee bears to the sum of the Capital Accounts of all transferees. The Company shall bear the expenses of any adjustments under Section 734 of the Code.

(9) Section 737 Net Precontribution Gain. In the case of any distribution by the Company to a Member, he, she or it shall be treated as recognizing gain, if not otherwise taken into account under the provisions of Sections 1 to 8, or 10 of this Exhibit, in an amount equal to the “Net Precontribution Gain” (as defined in section 737(b) of the Code) of the Member. The foregoing is the recognition of “Net Precontribution Gain” required by Code Section 737 and shall be interpreted and applied in all respects in accordance with that Code section and any Regulations promulgated thereunder.

(10) Section 704(c) Allocations. Notwithstanding the foregoing, solely for federal, state or local income or franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Company’s books at a value other than its tax basis shall be allocated (i) in the case of property contributed in kind, in accordance with the requirements of Code Section 704(c) and the Regulations promulgated thereunder, and (ii) in the case of other property, in accordance with the principles of Code section 704(c), the Regulations thereunder and the relevant provisions of the Regulations under Code Section 704(b), each as determined and applied in the discretion of the Manager.

(11) Priority of Allocations. Any allocation made pursuant to Section 5.01 of the Agreement as modified by this Exhibit shall be made in the following order:

(i)	Section 9 of this Exhibit;

(ii)	Section 10 of this Exhibit;

(iii)	Section 2 of this Exhibit;

(iv)	Section 3 of this Exhibit;

(v)	Section 1 of this Exhibit;

(vi)	Section 4 of this Exhibit;

(vii)	Section 6 of this Exhibit; and

(viii)	Section 5.01(a) of the Agreement, as modified by Section 5 of this Exhibit.

These provisions shall be applied as if all distributions and allocations were made at the end of the fiscal year. Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation section 1.704-2(j).